UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2012

POWERWAVE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21507	11-2723423
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1801 E. St. Andrew Place

Santa Ana, CA 92705

(Address of principal executive offices)

Registrant’s telephone number, including area code: (714) 466-1000

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING

On June 15, 2012, Powerwave Technologies, Inc., a Delaware corporation (the “Company”), received a letter from The NASDAQ OMX Group (“NASDAQ”) notifying the Company that it fails to comply with NASDAQ Listing Rule 5450(a)(1) because the bid price for the Company’s common stock, over the last 30 consecutive business days, has closed below the minimum $1.00 per share requirement for continued listing. The NASDAQ letter has no immediate effect on the listing of the Company’s common stock.

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has a period of 180 calendar days, or until December 12, 2012, to regain compliance with the NASDAQ minimum bid price rule. If at any time before December 12, 2012, the bid price of the Company’s common stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, the Company will regain compliance with the minimum bid price rule, subject to NASDAQ’s discretion to increase this time period. If compliance with the minimum bid price rule cannot be demonstrated by December 12, 2012, NASDAQ will issue a Staff Delisting Determination Letter and the Company’s common stock will be subject to delisting from The Nasdaq Global Select Market.

In the event that the Company receives a NASDAQ Staff Delisting Determination Letter, NASDAQ rules permit the Company to appeal any delisting determination to a NASDAQ Hearings Panel. Alternatively, NASDAQ may permit the Company to transfer its common stock to The NASDAQ Capital Market if it satisfies the requirements for initial inclusion set forth in NASDAQ Listing Rule 5505, except for the bid price requirement. If its application for transfer is approved, the Company would have an additional 180 calendar days to comply with NASDAD Listing Rule 5450(a)(1) in order to remain on The NASDAQ Capital Market.

The Company will continue to monitor the bid price for its common stock and consider various options available to it if its common stock does not trade at a level that is likely to regain compliance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 19, 2012		POWERWAVE TECHNOLOGIES, INC

	By:	/s/ Kevin T. Michaels
Kevin T. Michaels
Chief Financial Officer

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